Exhibit 4.1

DATE OF ISSUE CERTIFICATE NUMBER RUN/TFR. NO. REGISTER NUMBER OF SHARE(S) Autohome Inc. (Incorporated in the Cayman Islands with limited liability) SHARE CERTIFICATE HONG KONG SHARE REGISTER THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID ORDINARY SHARE(S) OF NOMINAL VALUE US$0.0025 PER SHARE IN THE SHARE CAPITAL OF AUTOHOME INC. (THE “COMPANY”) AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. CODE: SPECIMEN NUMBER OF SHARE(S): GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE. DIRECTOR HONG KONG SHARE REGISTRAR: NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE. COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716, 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, WANCHAI, HONG KONG. Computershare